Exhibit 10.13(i)

                                 MADISON & WALL
                                    WORLDWIDE

March 29, 2001

Mr. Carol Kolozs
Aarica Holdings, Inc
1000 Winderley Place, Suite 124
Maitland, FL 32751

Dear Carol:

Pursuant to our discussions, please consider this the formal acknowledgement that Madison & Wall Worldwide, Inc. (M&W) hereby agrees to extend until June 30, 2001 our firm's right to reduce the exercise price on the 250,000 options of Aarica Holdings, Inc. (Aarica) common stock to $.05 per share. Pursuant to Clause 7 of that certain Conversion of Note agreement dated June 29, 2000 between Aarica and Continental Capital and Equity Corporation (CCEC), the parties agreed that in the event Aarica had not consummated its initial public offering (IPO) by February 28, 2001, then the 250,000 options priced at $2.00 per share would reduce to $.05 pr share. This Amendment shall serve to modify Clause 7 in that regard. As you are aware, CCEC changed its name o Madison & Wall Worldwide, Inc. effective January 2001 in conjunction with a management buyout.

Please note that all other conditions of the Conversion of Note Agreement, and any amendments to said agreement shall remain unchanged,


Best regards,


/s/Jim Schnorf
Jim Schnorf
General Manager and Chief Financial Officer